Exhibit 5.3

Purdy’s Wharf Tower II
1969 Upper Water Street, Suite 1300
Post Office Box 730
Halifax, Nova Scotia
Canada B3J 2V1
Our File: FS-2530	T. 902 425 6500
April 28, 2011	F. 902 425 6350
www.mcinnescooper.com

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, Texas, USA

75063

Ladies and Gentlemen:

Re:

US $800,000,000 aggregate principal amount of 7¾% Senior Notes due November 1, 2018 of Michaels Stores, Inc. issued in exchange for US $800,000,000 aggregate principal amount of 7¾% Senior Notes due November 1, 2018 of Michael’s Stores, Inc.

We have acted as special Nova Scotia counsel to Michaels of Canada, ULC, a Nova Scotia unlimited company (the “Company”), in connection with (i) the proposed issuance by Michaels Stores, Inc. (the “Issuer”) in an exchange offer of US $800,000,000 aggregate principal amount of 7¾% senior notes due November 1, 2018 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 7¾% senior notes due November 1, 2018 (the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Exchange Guarantee”) by, inter alia, the Company and (iii) the registration statement on Form S-4 filed by, inter alia, the Issuer and the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantee under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an indenture dated as of October 21, 2010 between Issuer, the guarantors (including the Company) named therein (the “Guarantors”) and Law Debenture Trust Company of New York, as trustee (the “Trustee”) (the “Indenture”).  The terms of the Exchange Guarantee are contained in the Indenture.

In connection with the foregoing, we have examined:

(a)                                   a certificate of an officer of the Company dated October 21, 2010 as to certain factual matters (the “Officer’s Certificate”), a copy of which has been provided to you or your counsel, to which is attached, among other things, the memorandum of association and articles of association of the Company; and

(b)                                  such other corporate and public records and certificates of public officials, and have made such other investigations, searches and inquiries and considered such matters of law, as we have considered necessary or relevant as a basis for providing the opinions expressed herein.

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed:

(a)                                  the legal capacity of all natural persons signing documents, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise;

(b)                                 that all statements contained in the Officer’s Certificate are complete, true and accurate as of the date hereof as if such Officer’s Certificate were dated the date hereof;

(c)                                  the accuracy of the indices and filing systems maintained at the public offices where we have searched or inquired or have caused searches or inquiries to be conducted, as the case may be;

(d)                                 that the formalities for execution by each party required by the law of the place of execution of the Exchange Guarantee, to the extent such place is not in the Province of Nova Scotia, have been complied with; and

(e)                                  that physical delivery of the Exchange Guarantee on behalf of the Company has occurred free from escrow or any similar arrangement or restriction which has not been satisfied.

The opinions expressed herein are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof, and we express no opinion with respect to the laws of any other jurisdiction and we do not accept any responsibility to inform the addressees of any change in law subsequent to the date of our opinion that does or may affect the opinions we express herein.

Based and relying upon the foregoing, we are of the opinion that:

1.                                       The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Exchange Guarantee.

2.                                       The execution and delivery by the Company of the Exchange Guarantee and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.

3.                                       The Exchange Guarantee has been duly executed and, to the extent that delivery is governed by the laws of the Province of Nova Scotia, delivered by the Company.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person and is rendered solely in connection with the transaction to which it relates.  It may not be quoted from, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent, provided that we consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in a category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Yours very truly,

/s/ McInnes Cooper